Exhibit 2.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "STARTENGINE COLLECTIBLES FUND II LLC", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF OCTOBER, A. D. 2021, AT 6:06 O'CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 06:06 PM 10/26/2021 FILED 06:06 PNI 10/26/2021 SR 20213620808 - File Number 6338480	CERTIFICATE OF FORMATION

OF STARTENGINE COLLECTIBLES FUND II LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1.            Name. The name of the limited liability company formed hereby is StartEngine Collectibles Fund II LLC (the "Company").

2.            Registered Office and Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.            Series. The Limited Liability Company is a series LLC according to the provisions set forth under Section 18-215 of the Delaware Limited Liability Company Act. The Company may establish one or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of October, 2021.

By:	/s/ Leon Benrimon
Name:	Leon Benrimon
Title:	Authorized Person